Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to this Registration Statement of Banco Santander (Brasil) S.A. on Form F-1 of our report dated July 20, 2009 related to the combined financial statements of Banco ABN Amro Real S.A. and ABN Amro Brasil Dois Participações S.A. as of December 31, 2007 and for the year then ended and for the period from January 1, 2008 to August 29, 2008 (which report expresses a qualified opinion on the financial statements relating to the omission of the combined balance sheet as of August 29, 2008 and includes an explanatory paragraph referring to the fact that the combined financial statements of Banco ABN Amro Real S.A. and ABN Amro Brasil Dois Participações S.A. have been prepared to comply with the requirements of Rule 3-05 of Regulation S-X of the United States Securities Exchange Commission as it relates to the registration statement of Banco Santander (Brasil) S.A.), appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte Touche Tohmatsu Auditores Independentes
September 21, 2009